Exhibit 99.1

Contacts:
Dennis Meulemans	Scott Brittain
Chief Financial Officer	Corporate Communications, Inc.
Addus HomeCare	(615) 324-7308
(630) 296-3400	scott.brittain@cci-ir.com
dmeulemans@addus.com

ADDUS HOMECARE EXPANDS PRESENCE IN OHIO THROUGH THE ACQUISITION OF

PRIORITY HOME HEALTH CARE, INC.

Downers Grove, Ill (January 5, 2015) – Addus HomeCare Corporation (NASDAQ: ADUS), a comprehensive provider of home and community-based services that primarily are social in nature, provided in the home and focused on the dual eligible population, today announced that the Company has acquired Priority Home Health Care, Inc., effective January 1, 2015. Headquartered in Cleveland, Ohio, Priority operates six offices in the Cleveland, Akron and Columbus areas, which are expected to produce revenues of approximately $11 million for the year ended December 31, 2014. Addus anticipates the transaction to be accretive to earnings in 2015.

Mark Heaney, President and CEO of Addus HomeCare, said, “We are pleased to announce the purchase of Priority Home Health Care, which substantially expands our footprint in Ohio, a state we first entered a year ago through the acquisition of two locations from Medical Services of America. Ohio is on the forefront of transitioning its Medicaid long-term care programs to managed care organizations, and all of Priority’s offices are located in areas designated for participation in the state’s dual eligible demonstration pilots. This transaction is consistent with our overall acquisition strategy of both expanding our footprint in existing states and focusing our efforts in states implementing or planning the near-term transition of care for this population to MCOs, which we believe represents a significant long-term growth opportunity for Addus. We are pleased to have this well respected organization, its leadership and all the employees of Priority Home Health Care join the Addus team.”

Legal and Financial Advisors

Winston & Strawn LLP served as legal advisor to the Company and Provident Healthcare Partners, LLC acted as financial advisor to the Company.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the anticipated transition to managed care providers, expected benefits and costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, and

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ADUS Expands Presence in Ohio Through the Acquisition of Priority Home Health Care, Inc.

January 5, 2015

other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014, and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 7, 2014, August 11, 2014, and November 7, 2014, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Addus

Addus is a comprehensive provider of home and community-based services that primarily are social in nature, provided in the home and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. For more information, please visit www.addus.com.

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